PRESS RELEASE
Evergreen Solar and DC Chemical Announce Second Polysilicon Supply Agreement
Evergreen Accelerates Devens Plant Expansion
Marlboro, Massachusetts, January 30, 2008 – Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, announced today that it has signed a second polysilicon supply agreement with DC Chemical Co., Ltd, with shipments beginning in early 2009 and continuing through 2015.
“While polysilicon continues in short supply, this second major supply agreement with DC Chemical reinforces the importance of our relationship with this key supplier and significant Evergreen stockholder,” said Richard M. Feldt, Chairman, President and Chief Executive Officer of Evergreen Solar. “Construction of our 80 MW Devens, Massachusetts facility remains on schedule. We expect first panel shipments in mid-2008 and to reach full capacity by early 2009. The additional polysilicon from DC Chemical in 2009 under this second supply agreement enables us to begin the further expansion of our Devens site this spring and have additional capacity in place by early 2009. By early 2010, the Devens site should have annual capacity of approximately 160 MW.
“We now have sufficient silicon under contract to reach annual production levels of approximately 125 MW in 2009, 300 MW in 2010, 600 MW in 2011 and 850 MW in 2012 and we plan to expand our manufacturing operations at an accelerated pace,” continued Mr. Feldt. “At less than 5 grams per watt today, we believe we are the clear industry leader in efficient polysilicon usage. Our new Quad ribbon technology and continuing efforts to enhance that technology are expected to further reduce our polysilicon consumption to approximately 2.5 grams per watt over the next few years.”
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.

About DC Chemical
DC Chemical Co., Ltd (KRX:10060) is a leading Korean chemicals producer with annual consolidated revenues of approximately $3.0 billion and engages in a wide range of disciplines, such as inorganic chemicals, petro and coal chemicals and fine chemicals. DC Chemical’s major products include carbon black, soda ash, hydrogen peroxide, sodium carbonate peroxyhydrate and pitch. As a global enterprise, DC Chemical has nurtured a strong competitive edge in various industrial fields.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to: the continued development of the Company’s Quad technology platform and its incorporation in future factories; ongoing development of new technology initiatives; DC Chemical’s ability to deliver silicon; and the Company’s expectations regarding the market penetration and growth of its technologies. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission — including the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q filed with the SEC (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) — could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow,
Chief Financial Officer
investors@evergreensolar.com
Phone: 508-251-3311
SOURCE: Evergreen Solar, Inc.